EXHIBIT 99.1

       Ultralife Batteries, Inc. Reports Fourth Quarter Results

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 10, 2005--Ultralife Batteries, Inc. (NASDAQ:ULBI) today reported results for the fourth quarter and full year periods ended December 31, 2004. Revenues for the quarter were $18.4 million compared to $24.0 million for the prior year quarter. As a percentage of revenues, gross margins were 11% compared to 22% in the same quarter last year due mainly to reduced production volumes.
    During the fourth quarter of 2004, the company recorded a non-cash impairment charge of $1.8 million related to polymer rechargeable production equipment, owned and leased, that it no longer expects to utilize. Excluding this charge, operating expenses were $3.7 million, a $0.7 million increase over last year's fourth quarter, attributable to a greater focus on the development of new products and additional selling, general and administrative resources needed to support the company's growth objectives. Operating loss for the quarter, which includes the $1.8 million impairment charge, was $3.4 million versus operating income of $2.3 million for the same period last year.
    Given its move to profitability over the past two years, the company recorded a deferred tax asset at the end of 2004 associated with its U.S. net operating loss carryforwards due to the belief that the company has a reasonable probability of utilizing these benefits to offset future taxable income. As a result, the company recorded an income tax benefit during the fourth quarter of $21.1 million, which had a nominal impact on cash flows.
    Net income for the fourth quarter of 2004 was $18.1 million, or $1.20 per diluted share. This compares with net income of $2.2 million, or $0.15 per diluted share, in the similar quarter in 2003.
    For the full year ended December 31, 2004, revenues reached $98.2 million, a 24% increase over the $79.5 million reported in 2003. The year-over-year improvement was driven by an increase in military sales, primarily higher shipments of BA-5390s, as well as a five-fold increase in rechargeable revenues that reached $8.1 million. Operating income for 2004 amounted to $5.1 million, including the $1.8 million impairment charge taken in the fourth quarter. Net income for the twelve-month period of 2004 was $22.3 million, or $1.48 per diluted share, and included a $4.0 million second quarter non-cash charge related to the company's investment in Ultralife Taiwan, Inc., as well as a $21.1 million income tax benefit related to the recognition of a deferred tax asset. In 2003, the company reported operating income of $6.0 million and net income of $6.4 million, or $0.46 per diluted share.
    "Fourth quarter results were close to our expectations. We are particularly pleased with the progress of our rechargeable business which performed especially well, breaking even on a gross margin basis in the quarter and for the year producing revenue in excess of our $7 million goal," said John Kavazanjian, president and chief executive officer.
    "Demand from the military for high-performance batteries in the field and for training remains quite high, particularly for our BA-5390 batteries, and we remain confident that this will continue to be a strong business for Ultralife in 2005," Kavazanjian added. "In addition, 2005 is shaping up to be the year in which we gain meaningful traction in a number of our target commercial markets as design application opportunities move into volume production and as we advance the development work underway by our engineered services group. Our unique offering in automotive telematics in particular looks very promising especially given the rate of adoption of telematics as an automotive safety system. We are also accelerating our pace of new product development, stepping up our efforts to capitalize on opportunities for engineered solutions, and continuing to broaden our product offering with an emphasis on charging systems and accessories. All of these growth initiatives further capitalize on Ultralife's leading energy technology, unique breadth of power solutions and process-engineering expertise, and keep us on track to achieve our goal of becoming a $200 million revenue company in the next few years."

    Outlook

    For the first quarter ending April 2, 2005, management currently projects revenues of at least $18.0 million and an operating loss of approximately $0.8 million, assuming that the company is awarded an urgent buy order for BA-5390 batteries with the U.S. military.
    For the full year of 2005, management continues to expect revenue growth of 10% to 20% over 2004. This growth is expected to result from continued success in growing commercial business, in key target markets such as medical and automotive telematics. This revenue growth target also assumes sizeable order activity from the U.S. military, in conjunction with the award of the Next Gen II Phase IV contract (as well as a favorable resolution of the recent protest of that contract in a timely fashion) and other anticipated contract activity. Order activity and shipments are expected to increase throughout the year, as commercial orders take hold and the military business stabilizes. Operating income in 2005 is expected to show steady growth throughout the year, returning to profitability in the second quarter and moving toward the company's near-term operating margin target of 15% by year-end. Management's operating income guidance excludes any potential impact from expensing stock options, which if the current accounting standards remain unchanged, the company would be required to recognize beginning no later than the third quarter of 2005. Management expects that its overall effective income tax rate will be in the range of 40% of pre-tax earnings during 2005, although actual cash payments for income taxes are expected to be nominal as the company utilizes its net operating loss carryforwards to offset taxable income.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    In conjunction with the requirement to comply with Section 404 of the Sarbanes-Oxley Act of 2002, the company and its independent accountants are working to complete the testing and evaluation of the effectiveness of the company's internal control over financial reporting. While the company is committed to addressing any and all control deficiencies that have been identified, sufficient information has not yet been compiled to conclude whether these deficiencies may constitute either significant deficiencies or material weaknesses. In connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2004 and the requirements of Section 404, management and the independent accountants will issue separate reports on the effectiveness of the company's internal control over financial reporting.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 10 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #2329384, starting at 1:00 p.m. ET February 10 until 1:00 p.m. ET February 17.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                       ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

----------------------------------------------------------------------

                              Three Months Ended   Twelve Months Ended

                               December December    December December
                                  31,      31,         31,      31,
                                 2004     2003        2004     2003
                               -------  -------     -------- ---------

Revenues:
  Non-rechargeable
   products                    $14,913  $23,418     $87,899  $77,070
  Rechargeable products          2,418      597       8,071    1,528
  Technology contracts           1,031       23       2,212      852
                               -------  -------     -------- ---------
Total revenues                  18,362   24,038      98,182   79,450

Cost of products sold:
  Non-rechargeable products     13,017   17,817      67,408   59,171
  Rechargeable products          2,413      903       8,653    2,749
  Technology contracts             886        5       1,819      434
                               -------  -------     -------- ---------
Total cost of products sold     16,316   18,725      77,880   62,354

Gross margin                     2,046    5,313      20,302   17,096

Operating and other
 expenses:
  Research and development         878      622       2,633    2,505
  Selling, general, and
   administrative                2,789    2,363      10,771    8,610
  Impairment of long lived
   assets                        1,803        -       1,803        -
                               -------  -------     -------- ---------
Total operating expenses         5,470    2,985      15,207   11,115
                               -------  -------     -------- ---------

Operating (loss)/income         (3,424)   2,328       5,095    5,981

Other income (expense):
  Interest income                   49       17         116       23
  Interest expense                (189)    (157)       (598)    (543)
  Gain on fires                    214        -         214        -
  Gain from forgiveness of
   debt/grant                        -        -           -      781
  Write-off of UTI
   investment and note
   receivable                        -        -      (3,951)       -
  Miscellaneous                    320      128         352      311
                               -------  -------     -------- ---------
(Loss)/income before
 income taxes                   (3,030)   2,316       1,228    6,553
                               -------  -------     -------- ---------

Income tax provision-
 current                            54      106          32      106
Income tax (benefit)/
 provision-deferred            (21,136)       -     (21,136)       -
                               -------  -------     -------- ---------
  Total income taxes           (21,082)     106     (21,104)     106
                               -------  -------     -------- ---------

Net income                     $18,052   $2,210     $22,332   $6,447
                               =======  =======     ======== =========


Earnings per share -basic        $1.26    $0.16       $1.59    $0.49
                               =======  =======     ======== =========
Earnings per share -diluted      $1.20    $0.15       $1.48    $0.46
                               =======  =======     ======== =========


Weighted average shares
 outstanding - basic            14,288   13,501      14,087   13,132
                               =======  =======     ======== =========
Weighted average shares
 outstanding - diluted          15,000   14,537      15,074   13,917
                               =======  =======     ======== =========


                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------

                                          December 31,    December 31,
                                             2004            2003
                      ASSETS              ---------       ----------


Current assets:
 Cash and investments                     $ 11,529        $    880
 Trade accounts receivable, net              8,585          17,803
 Inventories                                13,938          10,209
 Prepaid expenses and other current
  assets                                     4,437           3,438
                                          ---------       ----------
  Total current assets                      38,489          32,330

Property and equipment                      20,202          18,213

Other assets                                23,549           1,809
                                          ---------       ----------

 Total Assets                             $ 82,240        $ 52,352
                                          =========       ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Short-term debt and current portion
  of long-term debt                       $  2,390        $  8,295
 Accounts payable                            3,545           6,385
 Other current liabilities                   3,603           3,174
                                          ---------       ----------
  Total current liabilities                  9,538          17,854

Long-term liabilities:
 Long-term debt and capital lease
   obligations                               7,215              68
 Other long-term liabilities                   756               -
                                          ---------       ----------
  Total long-term liabilities                7,971              68

Shareholders' equity:
 Common stock, par value $0.10 per
  share                                      1,502           1,430
 Capital in excess of par value            128,405         120,626
 Accumulated other comprehensive
  income                                      (605)           (723)
 Accumulated deficit                       (62,193)        (84,525)
                                          ---------       ----------
                                            67,109          36,808
 Less --Treasury stock, at cost              2,378           2,378
                                          ---------       ----------
  Total shareholders' equity                64,731          34,430
                                          ---------       ----------

Total Liabilities and Shareholders'
 Equity                                   $  82,240       $ 52,352
                                          =========       ==========


    CONTACT: Ultralife Batteries, Inc.
             Company Contact:
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com